Exhibit 99.1

FOR IMMEDIATE RELEASE

For Additional Information:

A. William Stein Chief Financial Officer and Chief Investment Officer Digital Realty Trust, Inc. 415-738-6500	Pamela Matthews Director of Investor Relations Digital Realty Trust, Inc. 415-738-6532

DIGITAL REALTY TRUST, L.P. PRICES PRIVATE OFFERING OF

4.125% EXCHANGEABLE SENIOR DEBENTURES DUE 2026

San Francisco, CA (August 9, 2006) – Digital Realty Trust, Inc. (NYSE: DLR), announced today that its operating partnership subsidiary, Digital Realty Trust, L.P. (the “Operating Partnership”), priced a private placement of $150 million aggregate principal amount of 4.125% Exchangeable Senior Debentures due 2026 (the “Debentures”). The Operating Partnership has granted to the initial purchasers of the Debentures a 30-day option to purchase up to an additional $22.5 million aggregate principal amount of Debentures to cover over-allotments, if any. The Debentures will be senior unsecured obligations of the Operating Partnership, will be fully and unconditionally guaranteed by Digital Realty Trust, Inc. (the “Company”) and will be exchangeable for cash or a combination of cash and shares of common stock of the Company.

The Operating Partnership intends to use the net proceeds from the sale of the Debentures to reduce borrowings under its unsecured credit facility. Consistent with the Operating Partnership’s growth strategy, the Operating Partnership is actively pursuing multiple opportunities for potential acquisitions, with due diligence and negotiations at different stages of advancement. The Operating Partnership intends to reborrow amounts under its unsecured credit facility from time to time to fund acquisitions and for general corporate purposes.

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560 MISSION STREET, SUITE 2900

SAN FRANCISCO, CA 94105

415-738-6500

Prior to July 15, 2026, upon the occurrence of specified events, the Debentures will be exchangeable at the option of the holder into cash and, at the Operating Partnership’s option, shares of common stock of the Company at an initial exchange rate of 30.6828 shares per $1,000 principal amount of Debentures. The initial exchange price of $32.5916 represents an 18% premium over the last reported sale price per share of the Company’s common stock on August 9, 2006, which was $27.62 per share. On or after July 15, 2026, the Debentures will be exchangeable at any time prior to the business day prior to maturity at the option of the holder into cash and, in certain circumstances, shares of common stock of the Company at the above initial exchange rate. The initial exchange rate is subject to adjustment in certain circumstances.

Prior to August 18, 2011, the Debentures will not be redeemable at the option of the Operating Partnership, except to preserve the Company’s status as a real estate investment trust. On or after August 18, 2011, the Operating Partnership may redeem all or a portion of the Debentures at a redemption price equal to the principal amount plus accrued and unpaid interest (including additional interest), if any.

The holders of the Debentures may require the Operating Partnership to repurchase all or a portion of the Debentures at a purchase price equal to the principal amount plus accrued and unpaid interest (including additional interest), if any, on the Debentures on each of August 15, 2011, 2016 and 2021, and upon certain designated events.

The Debentures will be sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Debentures and the common stock issuable upon exchange of the Debentures have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company will file a registration statement regarding resales of the shares of common stock of the Company issuable upon exchange of the Debentures with the Securities and Exchange Commission within 270 days of the closing of this private placement. This release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

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560 MISSION STREET, SUITE 2900

SAN FRANCISCO, CA 94105

415-738-6500

Safe Harbor Statement

This press release contains forward-looking statements which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include adverse economic or real estate developments in the Company’s markets or the technology industry; general economic conditions; defaults on or non-renewal of leases by tenants; increased interest rates and operating costs; inability to manage domestic and international growth effectively; failure to obtain necessary outside financing; decreased rental rates or increased vacancy rates; difficulties in identifying properties to acquire and completing acquisitions at acceptable return levels; failure to successfully operate acquired properties and operations, failure of acquired properties to perform as expected; failure to successfully redevelop properties acquired for such purposes; failure to maintain the Company’s status as a REIT; environmental uncertainties and risks related to natural disasters; financial market fluctuations; changes in foreign currency exchange rates; risks of operating in foreign markets; and changes in real estate and zoning laws and increases in real property tax rates. For a further list and description of such risks and uncertainties, see the reports and other filings by the Company with the United States Securities and Exchange Commission, or SEC, including the Company’s annual report on Form 10-K for the year ended December 31, 2005. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For more details, please refer to the Company’s SEC filings, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q

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560 MISSION STREET, SUITE 2900

SAN FRANCISCO, CA 94105

415-738-6500